[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.
Exhibit 11.1
                                  EXHIBIT 11.1

                           HMT TECHNOLOGY CORPORATION

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                      (in thousands, except per share data)
                                  (Unaudited)

                                         Three Months Ended   Nine Months Ended
                                            December 31,        December 31,
                                        ------------------- -------------------
                                          1997      1996      1997      1996
                                        --------- --------- --------- ---------
Basic:
Weighted average shares outstanding
  for the period ......................   42,768    40,673    41,912    40,346
                                        --------- --------- --------- ---------
Shares used in computing per
  share amounts .......................   42,768    44,229    41,912    44,150
                                        ========= ========= ========= =========
Net income available for common
  stockholders ........................  $20,470   $13,074   $54,903   $45,574
                                        ========= ========= ========= =========
Net income available for common
  stockholders per share ..............    $0.48     $0.30     $1.31     $1.03
                                        ========= ========= ========= =========
Diluted:
Weighted average shares outstanding
  for the period ......................   42,768    40,673    41,912    40,346
Net effect of dilutive stock options
  based on the treasury stock method
  using average market price ..........    2,647     3,556     2,885     3,804
Assumed conversion of 5 3/4%
  convertible subordinated notes ......    9,684        --     9,684        --
                                        --------- --------- --------- ---------
Shares used in computing per share
  amounts .............................   55,099    44,229    54,481    44,150
                                        ========= ========= ========= =========
Net income available for common
  stockholders ........................   20,470    13,074    54,903    45,574

Add 5 3/4% convertible subordinated
  note interest, net of interest
  capitalized and income tax effect ...    1,841        --     4,717        --
                                        --------- --------- --------- ---------
Net income available for common
  stockholders ........................  $22,311   $13,074   $59,620   $45,574
                                        ========= ========= ========= =========
Net income available for common
  stockholders per share ..............    $0.40     $0.30     $1.09     $1.03
                                        ========= ========= ========= =========


